Exhibit 10.10

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into effective as of January 27, 2016 (the “Effective Date”) by and between Tarsius Pharma Ltd. (or as shall be approved by the Israeli Companies Registrar) to be incorporated as a private limited liability company duly organized in Israel (the “Company”) and Prof Yehuda Shoenfeld, I.D [__] from [___________], Israel, and Prof Miri Blank I.D [__] from [___________], Israel (together: the “Inventors”). Each of the Company and the Inventors (jointly and severally) may be referred to herein as a “Party”, and together as the “Parties”.

RECITALS

WHEREAS, the Inventors jointly invented the Invention during the term of their employment with Sheba (as such term is defined below); and

WHEREAS, following and according to the Sheba Agreement (as defined below) the Inventors have received a waiver from Sheba of its ownership rights in and to the Invention and the Patents; and

WHEREAS, the Inventors desire to license to the Company and the Company desires to license from the Inventors for the purpose of developing and commercializing certain products which will be based on the Patents and the rights licensed herein in the Agreed Field (as defined below) (the “Products”);

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS. For the purpose of this Agreement, the following definitions apply:

1.1.	“Agreed Field” local delivery of Tuftsin Phosphrylcoline for any ophthalmic indications.

1.2.	“Founders Agreement” agreement entered between Dr. Daphne Haim Langford, the Inventors and Van Leer Xenia GP on January 27, 2016.

1.3.	“Intellectual Property” means all worldwide (i) patents and patent applications (including the Patents), patent rights, designs, and inventions (whether patentable or not); (ii) trademarks (whether registered or not), trade dress, trade names and logo; (iii) rights associated with works of authorship including, copyrights, copyright applications, copyright restrictions, mask work rights, mask work applications, and mask work registrations; (iv) rights relating to the protection of trade secrets, know-how and confidential information; (v) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (vi) divisions, continuations, renewals, reissues, and extensions of the foregoing (as applicable) now existing.

1.4.	“Invention” means the “Tuftsin-Pshosphorylcholine for Treating Autoimmune Diseases” as detailed in Appendix A to the Sheba Agreement.

1.5.	“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, easement, servitude, right of first refusal, right of first offer, proxy, voting trust or agreement or other similar encumbrance.

1.6.	“Patents” means those patents and patent applications relating to the Invention as specified in Exhibit A attached hereto.

1.7.	“Sheba Agreement” means the agreement executed by and between the Inventors and Chaim Sheba Integrated Medical Center and Medical Research Infrastructure Development and Health Services Fund by Sheba Medical Center (together: “Sheba”) on October 26, 2015, attached hereto as Exhibit B.

2.	GRANT OF LICENSE

2.1.	Subject to the terms and conditions of this Agreement, the Inventors hereby grant to the Company, effective as of the Effective Date, an exclusive, worldwide, irrevocable, royalty-free, fully paid, transferable and sub-licensable license to use, develop and commercialize the Invention in the Agreed Field, and to design, develop, make and have made, use, sell and offer for sale the Products (the “License”). Notwithstanding the above, and anything else written in this Agreement or in the Founders Agreement, the Inventors are not providing under this Agreement and will not provide in the future to the Company any right not granted to them under the Sheba Agreement. To the extent that anything in this Agreement shall be interpreted as granting the Company any rights in excess of the Sheba Agreement, the Parties affirmatively agree and confirm that they had no intention to license or receive such rights and that such license shall be null and void.

2.2.	No other, further or different license is hereby granted or implied. The License granted by the Inventors hereunder is for the limited scope specified herein, and shall not include any other rights not expressly provided in this Agreement. For the avoidance of doubt it is clarified that the Inventors shall be entitled to assign their rights under the Sheba Agreement to any third party or to grant any third party with a license similar to the License granted under this Agreement, provided that the Inventors (or any of their respective assignees or licensors) shall not be entitled to grant any license to the Invention in the Agreed Field and provided further that the Company’s rights under this Agreement shall remain in full force and effect following such assignment.

2.3.	The Parties shall take any reasonable action, at the Company’s cost and expense, including signing and executing any reasonably required document, in order to register (to the extent possible) the Company’s rights under the License in the Patent offices in the relevant jurisdictions.

3.	TERM OF AGREEMENT

The License granted under this Agreement is irrevocable and perpetual and therefore this Agreement and the License as granted hereunder shall continue without limitation of duration.

4.	CONSIDERATION

In consideration for the License granted hereunder the Inventors (together) shall be entitled to receive holdings in the Company, upon its incorporation, representing twenty percent (20%) of the Company’s issued and outstanding share capital on a fully diluted basis (“Inventors’ Holdings”). The Inventors’ Holdings shall be allocated as set forth in the Founders Agreement.

For the avoidance of doubt, it is hereby clarified that the said consideration shall be the sole and absolute consideration granted to the Inventors under this Agreement, and that the Inventors shall be solely responsible for any consideration Sheba may be entitled to receive under the Sheba Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVENTORS

5.1.	To the knowledge of the Inventors no other third party is entitled to be listed as an Inventor of the Patents.

5.2.	To the knowledge of the Inventors, other than Sheba, no other person or third parties claimed any ownership rights to the Invention including without limitation any employees, consultants, service providers or otherwise who may have been involved in the development of the Invention.

5.3.	Except as set forth in the Sheba Agreement, the Inventors are sole and exclusive owners, free and clear of any Lien or written notice of adverse claims from any other third party, all right, title and interest in and to the Invention.

5.4.	As of the date they obtained ownership of the Invention, the Inventors have taken all commercially reasonable actions to protect their rights in, and the validity and/or value of the Invention. The Inventors have protected the confidentiality of all trade secrets relating to the Invention, and have disclosed such trade secrets only pursuant to customary, written confidentiality agreements. Other than the License granted under this Agreement and the license detailed in the Sheba Agreement, the Inventors have not granted any license and any other right in the Invention in the Agreed Field to any third party, and will not grant, assign or transfer such license or other right in the Agreed Field to any third party without the prior written consent of the Company, except that nothing in this Agreement is intended to limit the Inventors from granting identical rights to the rights granted to the Company under this Agreement, provided such rights are not in the Agreed Field. For the avoidance of doubt, it is hereby clarified that the Inventors shall not be entitled to make any use, and shall not have any right, in the Invention in the Agreed Field, without the prior written consent of the Company. Except as set forth in the Sheba Agreement, the Inventors are not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any third party in connection with the Invention in the in the Agreed Field or the Products.

5.5.	To the knowledge of the Inventors, the Inventors have not violated or infringed or are violating or infringing any of the Intellectual Property of any other person or entity (including without limitation, any former employer) and they have not received any communications alleging any such violation or infringement. The Inventors are unaware of any third party, which is infringing upon, violating, misappropriating or making an unauthorized use or disclosure of, the Invention. To the knowledge of the Inventors, there is no third party, which has the right to assert any claim regarding the ownership of the Invention and the Inventors shall provide prompt written notice to the Company of any claim by a third party that the License granted hereunder infringes the Intellectual Property rights of any third party.

5.6.	To the knowledge of the Inventors, neither the execution and delivery of this Agreement, nor the carrying on of the Company’s business (including the development of the Products), will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Inventors are obligated.

5.7.	Except for the representations made by the Inventors as set forth in Sections 5.1 to 5.6 above, and to the maximum extent permitted by applicable law, Sheba, Inventors, VLX and TPCera (as defined below) and their respective shareholders, directors, employees, consultants, agents or representatives (collectively the “Indemnifying Parties”) make no representations or warranties of any kind, expressed or implied, with respect to the Invention or the Patents. In particular, Indemnifying Parties make no express or implied warranties of merchantability or fitness for a particular purpose. In addition, nothing in this Agreement may be deemed a representation or warranty by any of the Indemnifying Parties as to the validity of any of the Patents or their registerability or of the accuracy, safety, efficacy, or usefulness, for any purpose, of the Invention. To the extent permitted by applicable law, the Indemnifying Parties shall not have any liability whatsoever toward the Company, its shareholders or to any third party for or on account of any injury, loss, or damage, of any kind or nature whether direct or indirect, sustained by the Company or by any third party, for any damage assessed or asserted against the Company, or for any other liability incurred by or imposed upon the Company or any other person or entity, directly or indirectly arising out of or in connection with or resulting from the exercise of the License, including, (i) the production, manufacture, use, practice, lease, or sale of any product; (ii) the use of the License granted herein; or (iii) any advertising or other promotional activities with respect to any of the foregoing.

5.8.	Subject to the limitation set forth in Section 5.9 to Section 5.12, the Inventors shall indemnify the Company (and its employees, officers, directors, successors and assigns) and hold the Company (and its employees, officers, directors, successors and assigns) harmless from and against, all direct loss, cost, damage, liability and expense (including reasonable attorney’s fees and expenses) (“Loss”), arising from (i) any infringement by the Inventors of any of the representations and warranties made under this Section 5; and (ii) any claim of any third party that the Inventors misrepresented their right and entitlement to enter into this Agreement and to grant the License (the “Remedy”).

5.9.	In no event shall Indemnifying Parties be liable to the Company or any of its affiliates or to any third party for any incidental, special, punitive or exemplary damages suffered or incurred by the Company, its shareholders or its affiliates or any third party, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

5.10.	The Remedy shall be the Company’s and its shareholders sole and exclusive remedy against the Indemnifying Parties and shall constitute full satisfaction of the Indemnifying Parties liability towards the Company and its shareholders due to any breach and/or misrepresentation of any covenant, warranty, undertaking and representation made under this Agreement.

5.11.	The representations and warranties detailed in this Agreement shall remain in full force and effect for a period of 24 (twenty four) months as of the Effective Date.

5.12.	Notwithstanding the above, the indemnification obligations set forth in this Section 5 shall be limited to 100% (one hundred percent) of the securities of the Company received by the Inventors under this Agreement. Such aggregate liability shall be satisfied by surrender and transfer of such securities to Company, which number shall be equal to the amount of Loss for which indemnification is due divided by the fair market value (as determined in good faith by the Board) of such securities at such time, provided that in no event shall the Inventors be obligated to surrender a number of securities larger that the number granted to them under this Agreement.

5.13.	The Company shall provide prompt notice of any such infringement or third party’s claim and shall give the Inventors the right to defend any such claim, and shall cooperate fully in such defense at the Inventors costs and expenses.

5.14.	The Inventors shall provide prompt notice to the Company of any claim first known to them relating to the Invention

6.	COMPLEMENTARY PROVISIONS

6.1.	Subject to the limitation of the Sheba Agreement, and any other document relating to the ownership of intellectual property of Sheba employees or relating to the work of the Inventors in Sheba (collectively the “IP Documents”), the Inventors undertake to provide the Company with any information and documentation relating to the Invention, as may be necessary for the use of the License or may be reasonably required by the Company. Without derogating the generality of the foregoing, upon the execution of this Agreement the Inventors will deliver to the Company any and all available technical data and information relating to the Invention, including drawings, schematics, product specifications, information concerning research and development work, and the Patent applications and all ancillary documents thereto to the extent they are entitled to deliver such information under the IP Documents. Without derogating from the above, it is agreed by the Parties that within thirty (30) days as of the Effective Date, Prof Miri Blank together with the management of the Company shall decide on the identity of the manufacturer of the Tuftsin-Pshosphorylcholine. In making this decision Prof Miri Blank and the management of the Company shall take into consideration all relevant parameters including without limitation the costs of manufacturing, quality and qualifications of the manufacturer, and availability for manufacturing of the Tuftsin-Pshosphorylcholine etc’. Following this initial selection, and in the event that the Company is not satisfied with the performance of the manufacturer, Company shall be entitled to replace the manufacturer of the Tuftsin-Pshosphorylcholine following consultation with Prof Miri Blank. The selected manufacturer shall receive from Prof Miri Blank, the synthesis protocol for the manufacturing the Tuftsin-Pshosphorylcholine (the “Protocol”). The Protocol shall remain the exclusive property of the Inventors (and following the establishment of TPCera and shall be assigned thereto).

6.2.	TPCera and in the event that TPCera shall not be established the Inventors (or any other third party which shall be decided upon by the Inventors) shall bear any and all costs and expenses related to and associated with pursuing the necessary registration, maintenance, prosecution or renewal of the Patents in the territories in which the Patents have currently been filed (as more detailed in Exhibit A) including, without limitations, annual fees, registration expenses, any post issuance procedures, etc., except that nothing herein shall obligate Inventors (or their successive assignees or licensors to pursue any of the patents). Immediately following the establishment of TPCera or any other company that will take ownership on the IP, the obligation set forth in this Section 6.2 shall transfer to TPCera, and the Inventors shall no longer be responsible or liable for any of the obligation set forth in this Section 6.2. Notwithstanding the above, it is hereby agreed that a onetime payment in the amount of 915$, due for the registration of the Patent in China by January 27, 2016, shall be paid by the Company prior to such date, and that TPCera or any other company that will take ownership on the IP shall reimburse the Company for such payment within no later than 24 months as of such payment.

6.3.	In the event that the Inventors will inform the Company that it does not intend to pay maintenance fee and/or patent annuity in order to keep the Patent in force in one or more countries, than the Company shall be entitled to pay the maintenance fee and/or the patent annuity, as the case may be, and to file, prosecute, maintain and enforce the Patent rights in the Inventors and/or TPCera’s name. Inventors shall provide the Company, at the Company’s cost and expense, or its authorized attorneys, agents, or representatives reasonable assistance as necessary for the Company to exploit its right under this Section 6.3. It is hereby agreed that upon such event, the Company shall become the sole owner of such Patent, and shall grant the Inventors exclusive license to use such Patent in any field, other than the Agreed Field.

6.4.	Company hereby grants TPCera (or any other Company to whom the Inventors may assign their rights under the Invention) a non-exclusive, non-assignable, irrevocable, royalty-free license to any and all patents and patent applications, which shall be: (i) created or developed by Company following the Effective Date; and (ii) related to the Tuftsin-Pshosphorylcholine, to the extent they are required to practice the Invention, to make, have made, use, lease, commercialize, continue to develop technology relating to, offer for sale, sell, import, export, and otherwise dispose of any and all products developed by TPCera (or any other Company to whom the Inventors may assign their rights under the Invention) in all countries where such patents have been issued, with no rights to grant sub-licenses except to: (i) subcontractors for the purpose of: (a) manufacturing products to end customers; and (b) importing, exporting, using, leasing, offering for sale, selling and otherwise disposing of products; and (ii) direct and indirect customers of Company.

6.5.	TPCera (or any other Company to whom the Inventors may assign their rights under the Invention) hereby grants Company a non-exclusive, non-assignable, irrevocable, royalty-free license to any and all patents and patent applications which shall be created or developed by TPCera (or any other Company to whom the Inventors may assign their rights under the Invention) following the Effective Date to the extent they are required to practice the Invention in the Agreed Field, to make, have made, use, lease, commercialize, continue to develop technology relating to, offer for sale, sell, import, export, and otherwise dispose of any and all products developed by Company, in all countries where such patents have been issued, with no rights to grant sub-licenses except to: (i) subcontractors for the purpose of: (a) manufacturing products to end customers; and (b) importing, exporting, using, leasing, offering for sale, selling and otherwise disposing of products; and (ii) direct and indirect customers of Company.

6.6.	Patent Protection

6.6.1	The Inventors (or any third party to whom the Patents shall be assigned) (the “Patent Owner”) and Company shall each inform the other promptly in writing of any alleged infringements by a third party of the Patents in the Agreed Field in any country, together with any available written evidence of such alleged infringement. Upon such an event, the Patent Owner shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Patents against any infringement of such Patents (regardless if such infringement is in the Agreed Filed or not). For the avoidance of doubt, it is clarified that the Patent Owner shall be entitled to receive all proceeds generated from such legal action.

6.6.2	In the event that the Patent Owner decides not to exercise its right to initial legal proceedings as detailed in Section 6.4.1, and in the event that the alleged infringement is solely in the Agreed Field, Company shall be entitled to initiate legal proceedings against infringing third party provided that the Company shall give careful consideration to the views of Patent Owner in making its decision whether or not to initiate any legal action. Company shall continuously keep Patent Owner reasonably apprised of all developments in the action and shall continuously provide Patent Owner with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all material correspondence with the other parties to the proceedings, and shall seek Patent Owner input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Patents.

6.6.3	If Patent Owner shall determine that the legal actions taken by the Company may adversely affect Patent Owner’s rights, Patent Owner shall be entitled to appoint its own counsel to represent it in such litigation. Patent Owner shall bear all payments for such legal representation.

6.6.4	If the Company elects to commence an action as described above and Patent Owner is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Company, at the Patent Owner’s expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) the Company shall continuously provide Patent Owner with full information and copies of all documents materially relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all material correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Patent Owner’s material comments in respect thereof will be taken into account;

(b) if Patent Owner shall determine that a conflict of interest exists between the Company and Patent Owner, Patent Owner shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Company shall make best efforts to ensure that such counsel chosen by Patent Owner is fully informed and receives all material necessary to adequately participate in such action; and

(c) the Company shall bear all costs, expenses and awards incurred by or awarded against Patent Owner, with respect to any action filed against Patent Owner alleging that an action initiated by the Company pursuant to the terms of this Section 6.4 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

6.6.5	If Patent Owner is not required by law to be joined as a co-plaintiff, Patent Owner, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company. Irrespective of whether Patent Owner joins any such action as described above it shall provide reasonable cooperation to the Company. The Company shall reimburse Patent Owner for any costs it incurs as part of an action brought pursuant to this Section where Patent Owner has not elected to join the action as a co-plaintiff at its own initiative.

6.6.6	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Patent Owner, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Patent Owner bring an action as set forth in this Section 6.4, it shall have the right to settle such action by licensing the Patent, or part of it, to the alleged infringer, provided such license shall not apply to the Agreed Field.

6.6.7	If either Patent Owner or Company commences an action and then decides to abandon it, such party will give timely notice to the other party. The other party may continue the prosecution of the suit after both parties agrees in good faith on the sharing of expenses.

6.7.	In the event that any business opportunity related to the business of Company in the Agreed Field, including the Products, shall come to the Inventors’ knowledge, the Inventors shall promptly notify the Company of such opportunity. The Inventors shall not appropriate for themselves or for any other person or entity other than the Company, any such opportunity, except with the express written consent of the Company, in advance.

6.8.	The Company shall not, directly or indirectly, as owner, partner, joint venturer, shareholder, service provider, broker, agent, director, licensor or in any other capacity whatever engage in, become financially interested in, be engaged by, or have any connection with any business or venture that is engaged in activities involving Tuftsin-Pshosphorylcholine and competing with TPCera provided that involvement in the Agreed Field shall not be deemed a violation of this Section 6.6.

6.9.	The Company shall not enter into any agreement which is knowingly and deliberately intended to limit the progress of TPCera, including without limitation any agreement which shall limit the ability of TPCera to manufacture the Tuftsin-Pshosphorylcholine.

6	CONFIDENTIALITY

6.4	“Confidential Information” means any information and documentation, including business and technical data, which relates to the Invention, the Products, the Inventors’ Intellectual Property and the Company, including such information which disclosed prior the execution of this Agreement.

6.5	Each of the parties hereto agrees not to use the Confidential Information and not to publish, disclose or transfer any Confidential Information to any third party unless such disclosure is specifically consented to in writing by the Company.

6.6	Each of the parties hereto will take all reasonable steps to protect the security of and avoid the unauthorized disclosure and use of the Confidential Information and to prevent it from falling into public domain or the possession of unauthorized persons. Each of the parties hereto will notify the other party hereto of any misuse, misappropriation or unauthorized disclosure of Confidential Information that may come to their attention.

6.7	These non-disclosure and non-use obligations shall apply without limitation of time.

6.8	Each of the parties hereto acknowledges that the unauthorized use, disclosure or transfer of Confidential Information will: (i) substantially diminish the value to the other party hereto of the Confidential Information; (ii) render the Company’s remedy at law to such unauthorized use, disclosure or transfer inadequate; and (iii) cause irreparable injury in a short period of time. If either party will breach any of its obligations with respect to Confidential Information, the other party shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief.

7	INVENTORS’ NEW COMPANY

Since it is the Inventors’ intention to form a new company which shall be the owner of the Invention and the Inventors’ Intellectual Property, named TPCera or other, (“TPCera”), it is hereby agreed that the Inventors shall be obligated, upon the formation of the TPCera and as a condition thereto, to have the TPCera ratify and approve the terms of this Agreement. For the avoidance of doubt, it is clarified that such ratification and approval shall not release the Inventors from any of their representations, warranties and/or any other undertaking under this Agreement.

8	MISCELLANEOUS

8.4	Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect thereto.

8.5	Independent Contractors. The Parties’ relationship under this Agreement will be that of independent contractors, and nothing herein shall be deemed to create any form of principal-agent relationship, partnership, employer-employee relationship or joint venture between the Parties.

8.6	Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the Parties.

8.7	No Assignment. This Agreement is assignable and transferable by any Party without the prior written consent of the other Party. This Agreement shall inure to the benefit of, and shall be binding upon the assigns, successor in interest, personal representatives, estates, heirs and legatees of each of the Parties hereto.

8.8	Notice. Any notice, demand, consent or other communication under this Agreement shall be in writing addressed to the other Party at its address on the first page to this Agreement, or to such other address as such Party shall have theretofore furnished by like notice, and either served personally, sent by registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (i) when so personally delivered, or (ii) if mailed as aforesaid, four (4) days after the same shall have been posted, or (iii) if sent by facsimile, one (1) business day following the date on which the transmission of the facsimile was confirmed, or (iv) if sent by reputable commercial courier, four (4) days after the same shall have been sent.

8.9	Delays or Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to either Party upon any breach or default by the other Party under this Agreement shall impair any such right or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

8.10	Counterparts. This Agreement may be executed in any number of counterparts, each of whom shall be deemed an original but all of which together shall constitute one and the same instrument.

8.11	Governing Law and Jurisdiction. This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel. The Parties hereto submit to the exclusive jurisdiction of the courts of the Tel Aviv - Jaffa District in Israel, over any dispute or claim arising out of or in connection with this Agreement.

8.12	Severability. In the event that any provision of this Agreement is rendered invalid or otherwise unenforceable by any competent judicial or government authority, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, and the invalid provision shall be deemed amended to the fullest extent allowable by applicable law to achieve the purposes of said provision.

8.13	Headings. The headings and titles to the articles of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

Dr. Daphne Haim – Langford on behalf of		The Inventors

Tarsius Pharma Ltd. (to be incorporated)

By:	/s/ Daphne Haim-Langford	Name :	Prof. Yehuda Shoenfeld
(Signature)
	Daphne Haim-Langford, Chief Executive Officer	Signature:	/s/ Yehuda Shoenfeld
(Print Name & Title)
		Name :	Prof. Miri Blank

		Signature:	/s/ Miri Blank

EXHIBIT A

List of Patents and Patent Applications

Exhibit A-1

CONFIDENTIAL

Patent Family Report

File No.:	SBA/006	Assignee:	Tel Hashomer Medical Research Infrastructure and Services Ltd.

Priority:	US Prov.	05/Feb/2013	61/760668

Title:	PHOSPHORYLCHOLINE-BASED AGENTS AND USE THEREOF

Abstract:	The present invention provides synthetic phosphorylcholine (PC)-conjugates and pharmaceutical compositions, particularly vaccines comprising same for the prevention or treatment of autoimmune diseases. In particular, the synthetic PC-conjugates of the present invention are effective in preventing or treating autoimmune diseases associated with pathological inflammation.

Country	Application No.	Filing Date	Patent No.\Pub. No.	Issue Date\Pub. Date	Status
Australia	2014213631	05/Feb/2014			filed
Canada		05/Feb/2014			filed
China	2014800201992	05/Feb/2014			filed
Europe	14749245.8	05/Feb/2014			filed
India	2479/MUMNP/2015	05/Feb/2014			filed
PCT	PCT/IL2014/050124	05/Feb/2014	WO2014/122646	14/Aug/2014	expired
US Prov.	61/590830	26/Jan/2012			expired
US Prov.-1	61/760668	05/Feb/2013			expired
USA	14/766108	05/Feb/2014	projected	24/Dec/2015	filed

22/Nov/15

Exhibit A-2

EXHIBIT B

Sheba Agreement

Pursuant to the Sheba Agreement, Sheba has waived and relinquished any and all ownership rights it may have in the Intellectual Property in exchange for the consideration set forth therein. Pursuant to that same Agreement, the inventors granted back to Sheba a non-exclusive, royalty-free, and irrevocable license to use the Intellectual Property solely for academic or scholarly purposes.